Exhibit 99.1

Contact:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

FOR IMMEDIATE RELEASE

DAVID LOWENSTEIN NAMED CHAIRMAN OF THE PRINCETON REVIEW

NEW YORK, September 2, 2008 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced the appointment of David Lowenstein, a current member of its Board of Directors, as Chairman of the company. Lowenstein assumes the Chairman role from John S. Katzman, the company’s founder, who is leaving the company to start a new business, 2tor, Inc., whose initial program involves online higher education (but not test preparation).

Lowenstein, 46, brings broad business management experience to his new role as Chairman, serving most recently as President of Federated Network Technologies, Inc., a start-up software company. The Princeton Review said he has brought strong leadership to the Board during his tenure.

Mr. Katzman founded The Princeton Review in 1981 and, as Chief Executive Officer until July 2007, helped establish it as one of the premier brand names in American education. Mr. Katzman has most recently been on a six-month sabbatical; his departure will coincide with its completion on September 5, 2008. He will continue to serve as a Director of the company.

Michael Perik, the current President and Chief Executive Officer of The Princeton Review, said, “John Katzman has enhanced the academic lives of millions of students. We wish him well in his new venture.”

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.